Exhibit 99.1

Contacts

Media Joe Muehlenkamp 314.554.4135 jmuehlenkamp@ameren.com	Analysts Doug Fischer 314.554.4859 dfischer@ameren.com	Investors Investor Services 800.255.2237 invest@ameren.com

For Immediate Release

Ameren Announces 2014 Results

and Issues Earnings Guidance

•	2014 Diluted Earnings Per Share Were $2.40

•	2015 Diluted EPS Guidance Range Established at $2.45 to $2.65

•	Continue to Expect Diluted EPS from Continuing Operations to Grow at a 7% to 10% Compound Annual Rate from 2013 through 2018

•	Expect Rate Base to Grow at a 6% Compound Annual Rate from 2014 through 2019

ST. LOUIS (Feb. 25, 2015) — Ameren Corporation (NYSE: AEE) today announced 2014 net income from continuing operations of $587 million, or $2.40 per diluted share, compared to 2013 net income from continuing operations of $512 million, or $2.10 per diluted share.

The year-over-year increase in 2014 earnings from continuing operations reflected increased Illinois electric delivery and Federal Energy Regulatory Commission (FERC)-regulated electric transmission services earnings under formula ratemaking driven by infrastructure investments made to better serve customers. This increase in transmission service earnings was partially offset by a reserve for a potential reduction in the allowed return on equity (ROE). The improved earnings were also the result of increased rates for Illinois natural gas delivery service effective January 2014, decreased interest charges and the absence in 2014 of a Missouri fuel adjustment clause (FAC)-related 2013 charge. Factors negatively affecting the earnings comparison included increased depreciation and amortization and operations and maintenance expenses, as well as a higher effective income tax rate.

“We delivered strong earnings growth in 2014 as we continued to successfully execute our strategic plan, which centers on investing in electric and gas utility infrastructure for the benefit of our customers and shareholders, while exercising disciplined cost management,” said Warner L. Baxter, chairman, president and chief executive officer of Ameren Corporation. “Construction of the FERC-regulated Illinois Rivers

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Transmission Project proceeded as planned. In addition, Ameren Illinois exceeded its first-year goal for installing advanced electric and upgraded gas meters and received a constructive December electric delivery rate decision, demonstrating that Illinois’ formula rate framework is working as intended. Finally, Ameren Missouri installed a new reactor vessel head at the Callaway Nuclear Energy Center, added further environmental controls at the Labadie Energy Center and completed construction of a major substation in St. Louis and the largest investor-owned solar facility in the state. These projects are already serving Missouri customers and are eligible for inclusion in new rates to be effective by June of 2015.”

Ameren recorded net income from continuing operations for the three months ended Dec. 31, 2014, of $46 million, or $0.19 per diluted share, compared to net income from continuing operations for the three months ended Dec. 31, 2013, of $48 million, or $0.19 per diluted share. Factors negatively affecting the earnings comparison included a scheduled fourth quarter 2014 nuclear refueling and maintenance outage at the Callaway Energy Center and increased depreciation and amortization expenses. The 2013 Callaway refueling and maintenance outage occurred in the spring of that year. In addition, FERC-regulated electric transmission service results decreased due to a reserve for a potential reduction in the allowed ROE, partially offset by the favorable effect of infrastructure investments made under formula ratemaking. Further, electric and natural gas sales volumes declined, reflecting milder winter temperatures. Factors having a positive effect on the earnings comparison included decreased interest charges, increased Illinois electric delivery service earnings under formula ratemaking driven by infrastructure investments, and increased rates for Illinois natural gas delivery service effective January 2014.

Earnings Guidance

Ameren expects 2015 diluted earnings per share to be in a range of $2.45 to $2.65 and continues to expect diluted earnings per share from continuing operations to grow at a 7% to 10% compound annual rate from 2013 through 2018. In addition, rate base is projected to grow at a 6% compound annual rate over the 2014 through 2019 period.

Ameren’s earnings guidance assumes normal temperatures and, along with Ameren’s growth expectations, is subject to the effects of, among other things, 30-year U.S. Treasury bond yields; regulatory decisions and legislative actions; energy center and energy delivery operations; energy, economic, capital and credit market conditions; severe storms; unusual or otherwise unexpected gains or losses; and other risks and uncertainties outlined, or referred to, in the Forward-looking Statements section of this press release.

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Ameren Missouri Segment Results

Ameren Missouri segment 2014 earnings were $390 million, compared to 2013 earnings of $395 million. This earnings decrease reflected increased operations and maintenance and depreciation and amortization expenses. The earnings comparison benefited from the absence in 2014 of the previously mentioned 2013 FAC-related charge.

Ameren Illinois Segment Results

Ameren Illinois segment 2014 earnings were $201 million, compared to 2013 earnings of $160 million. This earnings increase reflected increased Illinois electric delivery and FERC-regulated electric transmission services earnings driven by infrastructure investments made under formula ratemaking. This increase in transmission services earnings was partially offset by a reserve for a potential reduction in the allowed ROE. The earnings comparison also benefited from increased rates for Illinois natural gas delivery service effective January 2014 and lower interest charges primarily due to a December 2014 regulatory decision allowing recovery of the majority of debt redemption costs initially disallowed and charged to earnings in 2013.

Parent Company and Other

The Parent Company and Other loss from continuing operations for 2014 was $4 million, compared to a loss of $43 million for 2013. This decreased loss reflected lower other operations and maintenance expenses, primarily due to the substantial elimination of business and administrative costs previously incurred in support of the divested merchant generation business, and decreased interest charges resulting from the May 2014 maturity of $425 million of parent company 8.875% senior notes that were repaid with lower-cost short-term debt. In addition, earnings from FERC-regulated Ameren Transmission Company of Illinois increased as a result of infrastructure investments made under formula ratemaking. This increase in transmission service earnings was partially offset by a reserve for a potential reduction in the allowed ROE. Finally, the earnings comparison was negatively affected by a higher effective income tax rate.

Analyst Conference Call

Ameren will conduct a conference call for financial analysts at 9 a.m. Central Time on Wednesday, Feb. 25, to discuss 2014 earnings, earnings guidance and growth expectations, and other matters. Investors, the news media and the public may listen to a live Internet broadcast of the call at Ameren.com by

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clicking on “Q4 2014 Ameren Corporation Earnings Conference Call,” followed by the appropriate audio link. An accompanying slide presentation will be available on Ameren’s website. The conference call and this presentation will be accessible in the “Investors” section of the website under “Webcasts & Presentations.” The analyst call will be available for replay on Ameren’s website for one year. In addition, a telephone replay of the conference call will be available beginning at approximately noon Central Time from Feb. 25 through Mar. 4 by dialing U.S. and Canada 877.660.6853 or international 201.612.7415, and entering ID number 13599695.

About Ameren

St. Louis-based Ameren Corporation powers the quality of life for 2.4 million electric customers and more than 900,000 natural gas customers in a 64,000-square-mile area through its Ameren Missouri and Ameren Illinois rate-regulated utility subsidiaries. Ameren Illinois provides electric delivery and transmission service as well as natural gas delivery service while Ameren Missouri provides vertically integrated electric service, with generating capacity of over 10,200 megawatts, and natural gas delivery service. Ameren Transmission Company of Illinois develops regional electric transmission projects. Follow the company on Twitter @AmerenCorp. For more information, visit Ameren.com.

Forward-looking Statements

Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed under Risk Factors in Ameren’s Form 10-K for the year ended December 31, 2013 and elsewhere in this release and in our other filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations suggested in such forward-looking statements:

•

regulatory, judicial, or legislative actions, including changes in regulatory policies and ratemaking determinations, such as Ameren Missouri’s July 2014 electric rate case filing; Ameren Missouri’s December 2014 Missouri Energy Efficiency Investment Act (MEEIA) filing; Ameren Illinois’ appeals of the Illinois Commerce Commission’s electric and natural gas rate orders issued in December 2013; Ameren Illinois’ January 2015 natural gas delivery service rate case filing; FERC settlement procedures regarding a potential Ameren Illinois electric transmission rate refund; the complaint case filed with the FERC seeking a reduction in the allowed return on common equity under the Midcontinent Independent System Operator tariff; and future regulatory, judicial, or legislative actions that seek to change regulatory recovery mechanisms;

•

the effect of Ameren Illinois participating in a performance-based formula ratemaking process under the Illinois Energy Infrastructure Modernization Act (IEIMA), including the direct relationship between Ameren Illinois’ return on common equity and 30-year United States Treasury bond yields, the related financial commitments required by the IEIMA, and the resulting uncertain impact on the financial condition, results of operations and liquidity of Ameren Illinois;

•	the potential extension of the IEIMA after its current sunset provision at the end of 2017, and any changes to the performance-based formula ratemaking process or required financial commitments;

•	the effects of increased competition in the future due to, among other factors, deregulation of certain aspects of our business at either the state or federal level;

•	changes in laws and other governmental actions, including monetary, fiscal, tax, and energy policies;

•

the effects on demand for our services resulting from technological advances, including advances in customer energy efficiency and distributed generation sources, which generate electricity at the site of consumption;

•	the effectiveness of Ameren Missouri’s energy efficiency programs and the ability to earn incentive awards under the MEEIA;

•	the timing of increasing capital expenditure and operating expense requirements and our ability to recover these costs in a timely manner;

•

the cost and availability of fuel such as coal, natural gas, and enriched uranium used to produce electricity; the cost and availability of purchased power and natural gas for distribution; and the level and volatility of future market prices for such commodities, including our ability to recover the costs for such commodities and our customers’ tolerance for related rate increases;

•	the effectiveness of our risk management strategies and our use of financial and derivative instruments;

•	business and economic conditions, including their impact on key customers, interest rates, bad debt expense, and demand for our products;

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•

disruptions of the capital markets, deterioration in our credit metrics, or other events that may have an adverse effect on the cost or availability of capital, including short-term credit and liquidity;

•	our assessment of our liquidity;

•	the impact of the adoption of new accounting guidance and the application of appropriate technical accounting rules and guidance;

•	actions of credit rating agencies and the effects of such actions;

•	the impact of weather conditions and other natural phenomena on us and our customers, including the impact of system outages;

•	the construction, installation, performance, and cost recovery of generation, transmission, and distribution assets;

•	the effects of our increasing investment in electric transmission projects and uncertainty as to whether we will achieve our expected returns in a timely fashion, if at all;

•

the extent to which Ameren Missouri prevails in its claim against an insurer in connection with the December 2005 breach of the upper reservoir at its Taum Sauk pumped-storage hydroelectric energy center;

•	the extent to which Ameren Missouri is permitted by its regulators to recover in rates the investments it made in connection with additional nuclear generation at its Callaway Energy Center;

•	operation of Ameren Missouri’s Callaway Energy Center, including planned and unplanned outages, and decommissioning costs;

•	the effects of strategic initiatives, including mergers, acquisitions and divestitures, and any related tax implications;

•

the impact of current environmental regulations and new, more stringent or changing requirements, including those related to greenhouse gases, other emissions and discharges, cooling water intake structures, coal combustion residuals, and energy efficiency, that are enacted over time and that could limit or terminate the operation of certain of our energy centers, increase our costs or investment requirements, result in an impairment of our assets, cause us to sell our assets, reduce our customers’ demand for electricity or natural gas, or otherwise have a negative financial effect;

•	the impact of complying with renewable energy portfolio requirements in Missouri;

•	labor disputes, work force reductions, future wage and employee benefits costs, including changes in discount rates, mortality tables, and returns on benefit plan assets;

•	the inability of our counterparties to meet their obligations with respect to contracts, credit agreements, and financial instruments;

•	the cost and availability of transmission capacity for the energy generated by Ameren Missouri’s energy centers or required to satisfy Ameren Missouri’s energy sales;

•

the inability of Dynegy Inc. and Illinois Power Holdings, LLC (IPH) to satisfy their indemnity and other obligations to Ameren in connection with the divestiture of New Ameren Energy Resources Generating Company, LLC to IPH;

•	legal and administrative proceedings; and

•	acts of sabotage, war, terrorism, cyber attacks, or other intentionally disruptive acts.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events.

# # #

AMEREN CORPORATION (AEE)

CONSOLIDATED STATEMENT OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Operating Revenues:
Electric	$1,049	$1,009	$4,913	$4,832
Gas	321	313	1,140	1,006

Total operating revenues	1,370	1,322	6,053	5,838

Operating Expenses:
Fuel	188	197	826	845
Purchased power	119	102	454	502
Gas purchased for resale	183	182	615	526
Other operations and maintenance	455	388	1,691	1,617
Depreciation and amortization	194	178	745	706
Taxes other than income taxes	106	104	468	458

Total operating expenses	1,245	1,151	4,799	4,654

Operating Income	125	171	1,254	1,184

Other Income and Expense:
Miscellaneous income	19	18	79	69
Miscellaneous expense	2	8	22	26

Total other income	17	10	57	43

Interest Charges	75	109	341	398

Income Before Income Taxes	67	72	970	829

Income Taxes	20	23	377	311

Income from Continuing Operations	47	49	593	518

Income (Loss) from Discontinued Operations, Net of Taxes	2	(11)	(1)	(223)

Net Income	49	38	592	295

Less: Net Income from Continuing Operations Attributable to Noncontrolling Interests	1	1	6	6

Net Income (Loss) Attributable to Ameren Corporation:

Continuing Operations	46	48	587	512

Discontinued Operations	2	(11)	(1)	(223)

Net Income Attributable to Ameren Corporation	$48	$37	$586	$289

Earnings (Loss) per Common Share – Basic:
Continuing Operations	$0.19	$0.19	$2.42	$2.11
Discontinued Operations	0.01	(0.04)	-	(0.92)

Earnings per Common Share – Basic	$0.20	$0.15	$2.42	$1.19

Earnings (Loss) per Common Share – Diluted:
Continuing Operations	$0.19	$0.19	$2.40	$2.10
Discontinued Operations	0.01	(0.04)	-	(0.92)

Earnings per Common Share – Diluted	$0.20	$0.15	$2.40	$1.18

Average Common Shares Outstanding – Basic	242.6	242.6	242.6	242.6
Average Common Shares Outstanding – Diluted	244.5	245.1	244.4	244.5

AMEREN CORPORATION (AEE)

CONSOLIDATED BALANCE SHEET

(Unaudited, in millions)

	December 31, 2014	December 31, 2013

ASSETS
Current Assets:
Cash and cash equivalents	$5	$30
Accounts receivable - trade (less allowance for doubtful accounts)	423	404
Unbilled revenue	265	304
Miscellaneous accounts and notes receivable	81	196
Materials and supplies	524	526
Current regulatory assets	295	156
Current accumulated deferred income taxes, net	352	106
Other current assets	86	85
Assets of discontinued operations	15	165

Total current assets	2,046	1,972

Property and Plant, Net	17,424	16,205
Investments and Other Assets:
Nuclear decommissioning trust fund	549	494
Goodwill	411	411
Regulatory assets	1,582	1,240
Other assets	664	720

Total investments and other assets	3,206	2,865

TOTAL ASSETS	$22,676	$21,042

LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of long-term debt	$120	$534
Short-term debt	714	368
Accounts and wages payable	711	806
Taxes accrued	46	55
Interest accrued	85	86
Current regulatory liabilities	106	216
Other current liabilities	434	351
Liabilities of discontinued operations	33	45

Total current liabilities	2,249	2,461

Long-term Debt, Net	6,120	5,504
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	3,923	3,250
Accumulated deferred investment tax credits	64	63
Regulatory liabilities	1,850	1,705
Asset retirement obligations	396	369
Pension and other postretirement benefits	705	466
Other deferred credits and liabilities	514	538

Total deferred credits and other liabilities	7,452	6,391

Ameren Corporation Stockholders’ Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	5,617	5,632
Retained earnings	1,103	907
Accumulated other comprehensive income (loss)	(9)	3

Total Ameren Corporation stockholders’ equity	6,713	6,544
Noncontrolling Interests	142	142

Total equity	6,855	6,686

TOTAL LIABILITIES AND EQUITY	$22,676	$21,042

AMEREN CORPORATION (AEE)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

	Year Ended
	December 31,
	2014	2013

Cash Flows From Operating Activities:
Net income	$592	$295
Loss from discontinued operations, net of taxes	1	223
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	710	666
Amortization of nuclear fuel	81	71
Amortization of debt issuance costs and premium/discounts	22	24
Deferred income taxes and investment tax credits, net	451	410
Allowance for equity funds used during construction	(34)	(37)
Stock-based compensation costs	25	27
Other	(24)	23
Changes in assets and liabilities	(267)	(66)

Net cash provided by operating activities - continuing operations	1,557	1,636
Net cash provided by (used in) operating activities - discontinued operations	(6)	57

Net cash provided by operating activities	1,551	1,693

Cash Flows From Investing Activities:
Capital expenditures	(1,785)	(1,379)
Nuclear fuel expenditures	(74)	(45)
Purchases of securities - nuclear decommissioning trust fund	(405)	(214)
Sales and maturities of securities - nuclear decommissioning trust fund	391	196
Other	17	2

Net cash used in investing activities - continuing operations	(1,856)	(1,440)
Net cash provided by (used in) investing activities - discontinued operations	139	(283)

Net cash used in investing activities	(1,717)	(1,723)

Cash Flows From Financing Activities:
Dividends on common stock	(390)	(388)
Dividends paid to noncontrolling interest holders	(6)	(6)
Short-term debt, net	346	368
Maturities and redemptions of long-term debt	(697)	(399)
Issuances of long-term debt	898	278
Capital issuance costs	(11)	(2)
Other	1	-

Net cash provided by (used in) financing activities - continuing operations	141	(149)

Net change in cash and cash equivalents	(25)	(179)
Cash and cash equivalents at beginning of year	30	209

Cash and cash equivalents at end of year - continuing operations	$5	$30

AMEREN CORPORATION (AEE)

OPERATING STATISTICS FROM CONTINUING OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Electric Sales - kilowatthours (in millions):
Ameren Missouri
Residential	3,170	3,318	13,649	13,562
Commercial	3,443	3,511	14,649	14,634
Industrial	2,089	2,170	8,600	8,709
Off-system	1,384	1,475	6,170	6,128
Other	35	36	124	125

Ameren Missouri total	10,121	10,510	43,192	43,158

Ameren Illinois
Residential
Power supply and delivery service	1,222	1,099	4,662	5,474
Delivery service only	1,591	1,829	7,222	6,310
Commercial
Power supply and delivery service	602	650	2,535	2,606
Delivery service only	2,413	2,420	9,643	9,541
Industrial
Power supply and delivery service	401	394	1,741	1,667
Delivery service only	2,656	2,728	10,576	10,861
Other	132	127	518	522

Ameren Illinois total	9,017	9,247	36,897	36,981

Eliminate affiliate sales	-	(41)	(67)	(82)

Ameren Total from Continuing Operations	19,138	19,716	80,022	80,057

Electric Revenues (in millions):
Ameren Missouri
Residential	$287	$298	$1,417	$1,428
Commercial	247	246	1,203	1,216
Industrial	102	104	475	491
Off-system	36	42	173	183
Other	20	22	120	61

Ameren Missouri total	$692	$712	$3,388	$3,379

Ameren Illinois
Residential
Power supply and delivery service	$115	$88	$468	$501
Delivery service only	63	71	308	282
Commercial
Power supply and delivery service	53	48	233	215
Delivery service only	42	40	185	184
Industrial
Power supply and delivery service	19	17	90	70
Delivery service only	11	10	42	44
Other	57	27	196	165

Ameren Illinois total	$360	$301	$1,522	$1,461

ATXI:
Transmission services	$4	$4	$33	$19

Eliminate affiliate revenues	(7)	(8)	(30)	(27)

Ameren Total from Continuing Operations	$1,049	$1,009	$4,913	$4,832

AMEREN CORPORATION (AEE)

OPERATING STATISTICS FROM CONTINUING OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Electric Generation - kilowatthours (in millions):
Ameren Missouri	9,754	10,647	43,474	43,213

Fuel Cost per kilowatthour (cents):
Ameren Missouri	1.962	1.814	1.928	1.846

Gas Sales - dekatherms (in thousands):
Ameren Missouri	5,504	6,052	19,054	19,420
Ameren Illinois	53,622	56,350	183,756	175,846

Ameren Total	59,126	62,402	202,810	195,266

Net Income (Loss) by Segment (in millions):
Ameren Missouri	$(5)	$33	$390	$395
Ameren Illinois	45	21	201	160
Other	6	(6)	(4)	(43)

Ameren Total	$46	$48	$587	$512

	December 31, 2014	December 31, 2013
Common Stock:
Shares outstanding (in millions)	242.6	242.6
Book value per share	$27.67	$26.97
Capitalization Ratios:
Common equity	48.7%	50.1%
Preferred stock	1.0%	1.1%
Debt, net of cash	50.3%	48.8%